Exhibit 99.1

Vestin Group Reports Second Quarter Results

LAS VEGAS—(BUSINESS WIRE)—July 30, 2004—Vestin Group Inc. (Nasdaq: VSTND) today reported net income of $0.1 million, or $0.03 basic earnings per share and $0.02 diluted earnings per share, on revenues of $5.4 million for the second quarter ended June 30, 2004, reversing a loss in the second quarter a year ago of $1.0 million, or $0.18 per share, on revenues of $7.2 million. The company pointed out that the results represent the second consecutive quarter of profitability following four consecutive quarterly losses in 2003.

The Company noted that the decline in revenues as compared to 2003 was primarily due to lower loan origination fees as a result of a slowdown in lending activity.

Vestin said that it was pleased with the quarter’s profitability which it attributes in large part to the success of the recent cost cutting measures focused on marketing and general and administrative expenses. The Company noted that it was able to achieve profitability on lower revenues because of prior steps taken to rationalize the Company’s administrative and marketing costs. Vestin also observed that the cost savings were to some extent offset during the second quarter by valuation reserves on real estate investments of about $850,000 and additional costs related to regulatory proceedings of approximately $1 million.

Vestin also noted that it is now trading on the Nasdaq SmallCap Market and that as a result of a one-for-two reverse stock split that became effective July 23, 2004 it will trade under the stock symbol VSTND for approximately 30 days, at which time its symbol will revert to VSTN.

About Vestin Group

Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC and Vestin Fund II, LLC, both mortgage funds and Vestin Fund III, LLC a mortgage and real estate fund.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.

CONTACT: Stern And Company
Steven D. Stern, 702-734-3388